                  THIS DOCUMENT IS A COPY OF THE SCHEDULE 13G
                          FILED ON FEBRUARY 18, 1997
              PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.____)*


                                 ONSALE, INC.
--------------------------------------------------------------------------------
                               (NAME OF ISSUER)

                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (TITLE OF CLASS OF SECURITIES)

                                  682838-10-7
                         -----------------------------
                                (CUSIP NUMBER)






*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G


-----------------------                                  ---------------------
  CUSIP NO. 682838-10-7                                    PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      S. JERROLD KAPLAN


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            5,249,500

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             5,249,500

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      5,249,500

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [X]
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      28.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

ITEM 1.

     (a)  Name of Issuer:
          --------------
          ONSALE, Inc.

     (b)  Address of Issuer's Principal Executive Offices:
          -----------------------------------------------
          1350 Willow Road #202, Menlo Park, CA 94025

ITEM 2.

     (a)  Name of Person Filing:
          ---------------------
          S. Jerrold Kaplan

     (b)  Address of Principal Business Office:
          ------------------------------------
          1350 Willow Road #202, Menlo Park, CA 94025

     (c)  Citizenship:
          -----------
          U.S.A.

     (d)  Title of Class of Securities:
          ------------------------------
          Common Stock

     (e)  CUSIP Number:
          ------------------------------
          682838-10-7


ITEM 3.
          Not applicable.


ITEM 4.                  OWNERSHIP

     (a)  Amount Beneficially Owned:                       5,249,500
          --------------------------

     (b)  Percent of Class:                                     28.2%
          --------------------------

     (c)  Number of shares as to which such person has:
          --------------------------------------------

          (i)  sole power to vote or direct the vote:  5,249,500

         (ii)  shared power to vote or direct the vote:  -0-

        (iii)  sole power to dispose or to direct the disposition of:  5,249,500

         (iv)  shared power to dispose or to direct the disposition of:  -0-


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.


ITEM 8.   IDENTIFICATION AND CLASSIFICATION MEMBERS OF THE GROUP

          Represents 5,249,500 shares held of record by Mr. Kaplan. Mr. Kaplan disclaims beneficial ownership of 16,500 shares held of record by Mr. Kaplan's sister, Amy Kaplan Eckman, trustee of the Lily Layne Kaplan Irrevocable Trust, and 4,500 shares held of record by Mr. Kaplan's brother, James Kaplan, trustee of the Kaplan Children's Trust, the beneficiaries of which are the children of James Kaplan.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.


ITEM 10.  CERTIFICATION

          Not applicable.

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 13, 1998
------------------------------------------------
Date

/s/ S. Jerrold Kaplan
------------------------------------------------
Signature

S. Jerrold Kaplan
---------------------------------------------------------------
Name/Title